Exhibit 99.1

Bill Mooningham Appointed to Green Bankshares' Board of Directors

Robert K. Leonard Named Lead Director

GREENEVILLE, Tenn.--(BUSINESS WIRE)--October 28, 2009--Green Bankshares, Inc. (NASDAQ: GRNB), the holding company for GreenBank, today announced that Bill Mooningham has joined the Company's and the Bank's Boards of Directors. This action brings to 10 the number of directors currently serving on the Boards of the Company and GreenBank. The Company also announced that Robert K. Leonard, a current member of the Boards, will assume the role of lead independent director for Green Bankshares.

Mooningham, a Certified Public Accountant, was previously partner in the assurance practice of Ernst & Young LLP, an international public accounting firm. During his 37-year career there, and as partner for the last 22 years, he oversaw the audits of many publicly held companies, gaining significant experience in a range of industries, including banking, and across all types of financial transactions. Following his retirement from Ernst & Young in 2007, he has served as an adjunct professor of accounting at Middle Tennessee State University in Murfreesboro, Tennessee. Mooningham, whose term will expire in 2012, will serve on the Company's Audit Committee.

Leonard joined the Boards of Directors in 2005. He is an entrepreneur who owns and serves as president of three manufacturing businesses, including LMR Plastics, and is a partner in a commercial warehouse leasing venture. A Certified Public Accountant (inactive), Leonard previously was associated with KPMG Peat Marwick, LLP in Nashville. Leonard currently serves on Green Bankshares' Audit and Nominating/Governance Committees.

Speaking on behalf of the Board of Directors, Bruce Campbell, Chairman of Green Bankshares' Nominating and Governance Committee, said, "With a long and distinguished career in public company accounting, financial transactions, business strategy and management, and corporate governance, Bill Mooningham brings strong credentials and deep experience to our Board. We are pleased that he has agreed to join our Board.

"Since joining our Board four years ago, Bob Leonard also has distinguished himself in his service to Green Bankshares, demonstrating a strong understanding of the Company's business operations and strategies, as well as the opportunities and challenges it faces," Campbell added. "As lead director, we believe he will continue in his work to enhance the corporate governance responsibilities we have to our shareholders."

Greeneville, Tennessee-based Green Bankshares, Inc., with total assets of approximately $2.794 billion, is the holding company for GreenBank. GreenBank, which traces its origin to 1890, has 63 branches across East and Middle Tennessee, and one branch each in Bristol, Virginia, and Hot Springs, North Carolina. It also provides wealth management services through its GreenWealth Division and residential mortgage lending through its Mortgage Division. In addition, GreenBank conducts separate businesses through three wholly owned subsidiaries: Superior Financial Services, Inc., a consumer finance company; GCB Acceptance Corporation, a consumer finance company specializing in automobile lending; and Fairway Title Co., a title insurance company.

Certain matters discussed in this news release are not historical facts but are "forward-looking statements" within the meaning of and are furnished pursuant to the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risk and uncertainty and actual results could differ materially from the anticipated results or other expectations expressed in the forward-looking statements. Risks and uncertainties related to the Company's business are discussed in the Company's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2008, and include, but are not limited to, (1) deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses; (2) continuation of the historically low short-term interest rate environment; (3) changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments; (4) increased competition with other financial institutions in the markets that GreenBank serves; (5) greater than anticipated deterioration or lack of sustained growth in the national or local economies; (6) rapid fluctuations or unanticipated changes in interest rates; (7) the impact of governmental restrictions on entities participating in the Capital Purchase Program of the United States Department of the Treasury; (8) changes in state and federal legislation, regulations or policies applicable to banks or other financial service providers, including regulatory or legislative developments arising out of current unsettled conditions in the economy and (9) the loss of key personnel. The Company undertakes no obligation to update forward-looking statements.

CONTACT:
Green Bankshares, Inc.
James E. Adams, 423-278-3050
Executive Vice President and Chief Financial Officer